EXHIBIT 3.1

Article II, Section 2(c) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

           (c)           Adjournments.  A meeting may, whether or not a quorum shall be in attendance at the time for which such meeting shall have been called and without any notice other than by announcement at such meeting, be adjourned from time to time by the chairman of the board of directors or the vote of the shareholders present in person or by proxy representing a majority of the votes so present, for a period not exceeding one month at any one time; provided, however, that a meeting at which a director or directors are to be elected shall be adjourned only from day to day until such director or directors have been elected.  At an adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if such meeting had been held as originally called.

Article II, Section 4(b) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(b)           Any shareholder requesting that a special meeting of shareholders be called (the “Requesting Person”) shall, at the time of making the request, be a shareholder and submit written evidence, reasonably satisfactory to the secretary of the Corporation, that the Requesting Person is a shareholder of the Corporation and shall identify in writing (i) all information required to be included in a shareholder’s notice to bring business before a meeting of shareholders, as set forth in section 7(b)(3) of article II of these bylaws, and (ii) the reason or reasons for which the special meeting is to be called.  Within 15 days after the Requesting Person has submitted the aforesaid items to the secretary of the Corporation, the secretary of the Corporation shall determine whether the evidence of the Requesting Person’s status as a shareholder submitted by the Requesting Person is reasonably satisfactory and shall notify the Requesting Person in writing of his determination.  If the Requesting Person fails to submit the requisite information in the form or at the time indicated, or if the secretary of the Corporation fails to find such evidence of shareholder status reasonably satisfactory, then the request to call a special meeting of shareholders shall be deemed invalid (by reason of failure to comply with these bylaws) and no special meeting of shareholders shall be held pursuant to such request.  Nothing in this subsection (b) shall affect the rights of the Corporation’s shareholders as provided in section 3(b) of article 6 of the Corporation’s articles of incorporation or as provided in subsection (a) immediately preceding with respect to the rights of the Corporation’s preferred shareholders.

Article II, Section 7(b) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(b)

(1) Except as provided in subsection (c) of this section, to be properly brought before any meeting of the shareholders, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors pursuant to subsection (a) of this section 7, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder who (A) is a shareholder at the time of the giving of such shareholder’s notice provided for in this section 7, (B) shall be a holder of record entitled to vote at the meeting and (C) complies with the requirements of this section 7.  Clause (iii) of the immediately preceding sentence shall be the exclusive means for a shareholder to submit business or proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the notice relating to the meeting (or any supplement thereto) given in accordance with subsection (a) of this section 7) before any meeting of shareholders.

(2) In addition to any other applicable requirements, for business to be properly brought before any meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation at least 120 days prior to the meeting; provided, however, that in the event that less than 135 days’ notice or prior public disclosure of the date of any meeting of shareholders is given or made to shareholders by the Corporation, notice by the shareholder to be timely must be so received not later than the close of business of the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.  In no event shall any adjournment, postponement or deferral of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(3) Any such shareholder’s notice to the secretary of the Corporation shall set forth in writing as to each matter the shareholder proposes to bring before any meeting of the shareholders (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) as to the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and record address of the shareholder proposing such business, as they appear on the Corporation’s books, and of the beneficial owner, if any, (B) the name and address of all other persons known by such shareholder and beneficial owner, if any, to be supporting such business (“Supporting Person”), (C) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by each of the shareholder, beneficial owner and Supporting Person, (D) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the price, value or volatility of any class or series of shares of capital stock of the Corporation or any derivative or synthetic arrangement having characteristics of a long position in any class or series of shares of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and by such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the Corporation, (E) any proxy, contract, arrangement, understanding or relationship the effect or intent of which is to increase or decrease the voting power of such shareholder or beneficial owner with respect to any shares or any security of the Corporation, (F) any pledge by such shareholder or beneficial owner of any security of the Corporation or any short interest of such shareholder or beneficial owner in any security of the Corporation (a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (G) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such shareholder and by such beneficial owner that are separated or separable from the underlying shares of capital stock of the Corporation, (H) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (I) any performance-related fees (other than an asset-based fee) that such shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such shareholder’s or beneficial owner’s immediate family sharing the same household, (J) a representation regarding whether such shareholder or beneficial owner intends to solicit proxies with respect to the business desired to be brought before the meeting and (K) a representation regarding whether such shareholder or beneficial owner intends to appear in person or by proxy at the meeting, (iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in solicitations of proxies for the proposal, or would otherwise be required, in each case pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iv) any material interest of such shareholder, any such beneficial owner and any Supporting Person in such business or proposal and (v) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such business or proposal by such shareholder.  Beneficial ownership shall be determined in accordance with section 1 of article X of these bylaws.

(4) A shareholder providing notice of business proposed to be brought before a meeting of shareholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to subsection (b) of this section 7 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, including any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to), including any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof). In addition, a shareholder providing notice of business proposed to be brought before an annual meeting shall update and supplement such notice, and deliver such update and supplement to the principal executive offices of the Corporation, promptly following the occurrence of any event that materially changes the information provided or required to be provided in such notice pursuant to subsection (b) of this section 7.

(5) Except as provided in subsection (c) of this section 7, notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any meeting of the shareholders except in accordance with the procedures set forth in this section 7 of article II, provided, however, that nothing in this section 7 of article II shall be deemed to preclude discussion by any shareholder as  to any business properly brought before any meeting of the shareholders.  In addition to the foregoing provisions of this section 7, a shareholder of the Corporation shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this section 7. Nothing in this section 7 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(6) The Chairman of the Meeting shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting of shareholders in accordance with the provisions of this section 7 of article II, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  A determination whether a matter is or is not properly before the meeting shall not depend on whether such proposal has been or will be included in any proxy statement delivered or to be delivered to the Corporation’s shareholders.

(7) Nothing in this subsection (b) shall affect the rights of holders of the Corporation’s preferred stock as provided in section 3(b) of article 6 of the Corporation’s articles of incorporation or as provided in subsection (a) of section 4 of article II of these bylaws with respect to the rights of the Corporation’s preferred shareholders.

Article II, Section 7(c) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(c)           Nothing in subsection (b)(2) or (b)(6) of this section 7 shall apply to the following provisions of these bylaws or any proposal by a shareholder or shareholders with respect to any matter governed by and inconsistent with any of the following provisions:

Article II, section 8(a);
Article III, section 1(c);
Article III, section 1(e); and
Article XIII, section 2.

Article II, Section 8(a) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(a)           Shareholder Proposals.  No proposal by a shareholder to amend or supplement the articles of incorporation of the Corporation shall be voted upon at a meeting of shareholders unless, at least 180 days before such meeting of shareholders, such shareholder shall have delivered in writing to the secretary of the Corporation (i) notice of such proposal, including all information required by section 7(b)(3) of article II of these bylaws, (ii) the text of such amendment or supplement and (iii) an opinion of counsel, which counsel and the form and substance of which opinion shall be reasonably satisfactory to the board of directors of the Corporation, to the effect that the articles of incorporation of the Corporation, as proposed to be so amended or supplemented, would not be in conflict with the laws of the State of Louisiana.  In no event shall any adjournment, postponement or deferral of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.  Within 30 days after such shareholder shall have delivered the aforesaid items to the secretary of the Corporation, the secretary and the board of directors of the Corporation shall respectively determine whether the items to be ruled upon by them are reasonably satisfactory and shall notify such shareholder in writing of their respective determinations.  If such shareholder fails to submit a required item in the form or within the time indicated, or if the secretary or the board of directors of the Corporation determines that the items to be ruled upon by them are not reasonably satisfactory, then such proposal by such shareholder may not be voted upon by the shareholders of the Corporation at such meeting of shareholders.

Article II, Section 10 has been added to Cleco Corporation’s Bylaws, effective October 30, 2010, to read in its entirety as follows:

Section 10.   General.  As used in these bylaws, the term “shareholder” shall have the meaning given such term in Section 1 of the Louisiana Business Corporation Law.

Article III, Section 1(c) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(c)           Nominations.  Nominations for election of members of the board of directors may be made by the board of directors or by a shareholder.  The name of a person to be nominated by a shareholder (a “Nominator”) as a member of the board of directors of the Corporation must  be submitted in writing to the secretary of the Corporation not fewer than 180 days before the date  of the meeting of shareholders at which such person is proposed to be nominated.  The Nominator shall also submit written evidence, reasonably satisfactory to the secretary of the Corporation, that the Nominator is a shareholder and shall identify in writing the information required by section 7(b)(3) of article II of these bylaws, except that all information required to be provided with respect to any shareholder or beneficial owner shall also be provided with respect to each proposed nominee. At such time, the Nominator shall also submit in writing (1) to the extent not provided in the information submitted pursuant to this subsection (c), (x) description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others Acting in Concert (as defined below) therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others Acting in Concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such shareholder and such beneficial owner, or any affiliate or associate thereof or person Acting in Concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (y) the name, age, business address and residence address, business experience or other qualifications of each such proposed nominee, (z) the principal occupation or employment of each such proposed nominee and (2) a notarized affidavit executed by each such proposed nominee to the effect (x) that, if elected as a member of the board of directors, he will serve, (y) that he has reviewed the provisions of section 1 of this article III of these bylaws, and (z) that he is eligible for election as a member of the board of directors. In no event shall any adjournment, postponement or deferral of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. Within 30 days after the Nominator has submitted the aforesaid items to the secretary of the Corporation, the secretary of the Corporation shall determine whether the evidence of the Nominator’s status as a shareholder submitted by the Nominator is reasonably satisfactory and shall notify the Nominator in writing of his determination with respect thereto. The failure of the secretary of the Corporation to find such evidence reasonably satisfactory, or the failure of the Nominator to submit the requisite information in the form or within the time indicated, shall make the person to be nominated ineligible for nomination at the meeting of shareholders at which such person is proposed to be nominated. Beneficial ownership shall be determined in accordance with section 1 of article X of these bylaws.

           To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice set forth above) to the secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be in the form provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

           A person shall be deemed to be “Acting in Concert” with another person for purposes of these bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where

(A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

Article III, Section 1(d)(3) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(3)           No person shall be eligible for election or reelection or to continue to serve as a member of the board of directors who is an officer, director, agent, representative, partner, employee, or nominee of, or otherwise acting at the direction of, or Acting in Concert with, (y) a “public utility company” (other than one that is an “affiliate” of the Corporation) or “holding company” (other than one that is an “affiliate” of  the Corporation) as such terms are defined in the Public Utility Holding Company Act of  1935, as amended, or “public utility” (other than one that is an “affiliate” (as defined in    18 C.F.R. §161.2) of the Corporation) as such term is defined in Section 201(e) of the Federal Power Act of 1920, as amended, or (z) an “affiliate” (as defined in 17 C.F.R. § 230.405) under the Securities Act of 1933, as amended) of any of the persons or entities specified in clause (y) immediately preceding.

Article III, Section 1(e) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(e)           Removal.  In this subsection (e), the terms “remove” and “removal” and their related grammatical forms shall refer only to the process of dismissal provided for in this subsection, and shall not be deemed to refer to disqualification of a director, cessation of a director to be such, or declaration of a vacancy in the office of director as provided for in subsection (d) of this section 1 or otherwise as permitted by law.

A member of the board of directors may be removed by the shareholders of the Corporation only for cause. Any such removal for cause shall be at a special meeting of shareholders called for such purpose. The vote of the holders of shares conferring 80% of the total votes of all shares of capital stock of the Corporation voting as a single class shall be necessary to remove a director; provided, however, that if a director has been elected by the exercise of the privilege of cumulative voting, such director may not be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. For purposes of this subsection (e), cause for removal shall exist only if a director shall have been adjudged by a court of competent jurisdiction to be guilty of fraud, criminal conduct (other than minor traffic violations), gross abuse of office amounting to a breach of trust, or similar misconduct, and no appeal (or further appeal) therefrom shall be permitted under applicable law.

No proposal by a shareholder to remove a director of the Corporation shall be voted upon at a meeting of shareholders unless, at least 180 days before such meeting, such shareholder shall have delivered in writing to the secretary of the Corporation (1) notice of such proposal, including all information required by section 7(b)(3) of article II of these bylaws, (2) a statement of the grounds on which such director is proposed to be removed and (3) an opinion of counsel, which counsel and the form and substance of which opinion shall be reasonably satisfactory to the board of directors of the Corporation (excluding the director proposed to be removed), to the effect that, if adopted at a  duly called special meeting of the shareholders of the Corporation by the vote of the holders of shares conferring 80% of the total votes of all shares of the capital stock of the Corporation voting as single class, such removal would not be in conflict with the laws of the State of Louisiana, the articles of incorporation of the Corporation, or these bylaws.  In no event shall any adjournment, postponement or deferral of a special meeting of shareholders or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.  Within 30 days after such shareholder shall have delivered the aforesaid items to the secretary of the Corporation, the secretary and the board of directors of the Corporation shall respectively determine whether the items to be ruled upon by them are reasonably satisfactory and shall notify such shareholder in writing of their respective determinations.  If such shareholder fails to submit a required item in the form or within the time indicated, or if the secretary or the board of directors of the Corporation determines that the items to be ruled upon by them, respectively, as provided above are not reasonably satisfactory, then such proposal by such shareholder may not be voted upon by the shareholders of the Corporation at such meeting of shareholders.

Article IV, Section 7(a) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(a)           “Change of Control” means the occurrence of any of the following events or circumstances: (1) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; (2) (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner”, (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding voting securities without the prior approval of at least two-thirds of the members of the board of directors in office immediately before such person’s attaining such percentage interest; (3) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or the subject of a proxy contest, as a consequence of which members of the board of directors in office immediately before such transaction or event constitute less than a majority  of the board of directors thereafter; (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors.

Article X, Section 1(b)(1) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(1)           A corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class or series of equity securities.

Article X, Section 1(d)(5) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(5)           A reclassification of securities, including a reverse stock split or recapitalization of the Corporation, or any merger, consolidation, or share exchange of the Corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by five percent or more of the total number of outstanding shares the proportionate amount of the outstanding shares of any class or series of equity securities of the Corporation or any subsidiary which is directly or  indirectly owned by an interested shareholder or an affiliate of an interested shareholder.

Article X, Section 1(i) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(i)           “Market value” means the following:

(A)           In the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the  fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith.

Article X, Section 3(b)(2) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(2)           The aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than common stock is at least equal to the highest of the following, whether or not the interested shareholder has previously acquired shares of a particular class or series of stock:

           (A)           The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees, paid by the interested shareholder for any shares of such class or series of stock that he acquired:

           (i) within the two-year period immediately before the announcement date of the proposal of the business combination; or

           (ii) in the transaction in which he became an interested shareholder, whichever is higher; or

           (B)           The highest preferential amount per share to which the holders of shares of such class or series of stock are entitled in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; or

           (C)           The market value per share of such class or series of stock on the announcement date or on the determination date, whichever is higher; or

           (D)           The price per share equal to the market value per share of such class or series of stock determined pursuant to subparagraph (C) immediately preceding, multiplied by the fraction of:

           (i)           The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees, paid by the interested shareholder for such shares of voting stock acquired by him within the two-year period immediately before the announcement date, over

           (ii)           The market value per share of the same class or series of voting stock on the first day on such two-year period on which the interested shareholder acquired shares of the same class or series of voting stock.

Article X, Section 3(b)(3) of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

(3)           The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the interested shareholder previously paid for shares of the same class or series of stock. If the interested shareholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration for such class or series of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock that he previously acquired.

Article XIII, Section 2 of Cleco Corporation’s Bylaws hereby has been amended, effective October 30, 2010, to read in its entirety as follows:

Section 2.                      Shareholder Proposals.  No proposal by a shareholder to amend, repeal, or supplement the bylaws of the Corporation may be voted upon at a meeting of shareholders unless, at least 180 days before such meeting of shareholders, such shareholder shall have delivered in writing to the secretary of the Corporation (a) notice of such proposal, including all information required by section 7(b)(3) of article II of these bylaws, (b) the text of the proposed amendment, repeal, or supplement and (c) an opinion of counsel, which counsel and the form and substance of which opinion shall be reasonably satisfactory to the board of directors of the Corporation, to the effect that the bylaws (if any) resulting from the adoption of such proposal would not be in conflict with the articles of incorporation of the Corporation or the laws of the

State of Louisiana. In no event shall any adjournment, postponement or deferral of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.  Within 30 days after such shareholder shall have submitted the aforesaid items, the secretary and the board of directors of the Corporation shall respectively determine whether the items to be ruled upon by them are reasonably satisfactory and shall notify such shareholder in writing of their respective determinations. If such shareholder fails to submit a required item in the form or within the time indicated, or if the secretary or the board of directors of the Corporation determine that the items to be ruled upon by them are not reasonably satisfactory, then such proposal by such shareholder may not be voted upon by the shareholders of the Corporation at such meeting of shareholders.